EXHIBIT 4.11

Extension Agreement

Shen Bao Si Xu Xie (2005) No. 33

Government Unit:     Shenzhen City Baoan District Foreign Economic Development Limited

Party A:     Shenzhen Bao An District Long Cheng Hi-Lite Electronic Factory

Party B:     Hong Kong Hilite Camera Company Limited

The original agreement Shen Bao Qing Xie Zi (91) No. 960 between both parties (sanctified document No. Shen Bao Foreign (91) No. 2325) signed on December 13, 1991 is going to be expired on 31st March, 2006. As both parties had a good co-operation during the period of the original agreement, for a further development of production, both parties have agreed to extend the original agreement for 10 years to 31st March 2016. The provisions of the original agreement remain unchanged and the supplementary provisions as follows:

1.	No of workers is 140 people, the wages of workers should not be less than HKD700 each person per month.
2.	According to the factory are of 1,200 square meter, fixed processing charges of HKD13 per every square meter per month, monthly fixed processing charges of HKD15,600.
3.	The fee of the point 1 and 2 should be remitted to Party A’s factory through appointed bank. With a continuous increase in living standards, the fees need to adjusted every two years.
4.	If any party shall terminate this agreement before its expiration, either party shall pay the other party a compensation equivalent to 2 month’s processing charges.

This agreement is in a form of 6 copies, this agreement is effective with the date of signature.

Business Unit: Shenzhen City Baoan District Foreign Economic Development Limited Representative:	Contractor Unit: Shenzhen Land & Sun Industrial & Trade Company Limited Representative:
(Chop and signature)	(Chop and signature)

Party A: Bao An Long Cheng Hilite Electronic Factory	Party B: Hong Kong Hilite Camera Company Limited
Representative: (Chop and signature)	Representative: (Chop and Signtaure)

Date: January 26, 2005